Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GDS Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333-214800) on Form S-8 and the registration statement (No. 333-222659) on Form F-3 of GDS Holdings Limited of our report dated April 17, 2020, with respect to the consolidated balance sheets of GDS Holdings Limited as of December 31, 2018 and 2019, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2019 and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 20-F of GDS Holdings Limited.

Our report refers to a change in the Company’s method of accounting for leases in 2019 due to the adoption of Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), and for revenue recognition in 2018 due to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG Huazhen LLP

Shanghai, China

April 17, 2020